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                                                         Exhibit 1(e)

                        PAINEWEBBER INVESTMENT TRUST II

                  CERTIFICATE OF VICE PRESIDENT AND SECRETARY


         I, Dianne E. O'Donnell, Vice President and Secretary of PaineWebber Investment Trust II ("Trust"), hereby certify that the board of trustees of the Trust, by vote at a meeting held April 18, 1996, adopted the following resolutions, which became effective on that date:

                  RESOLVED, that Section 8.2(b) of Article VIII of the Trust's Declaration of Trust be, and it hereby is, amended to read, in its entirety, as follows:

                  Section 8.2(b). After termination of the Trust or the Series and distribution to the Shareholders as herein provided, a majority of the Trustees (or an officer of the Trust pursuant to a vote of a majority of the Trustees) shall execute and lodge among the records of the Trust and file with the Office of the Secretary of the Commonwealth of Massachusetts an instrument in writing setting forth the fact of such termination, and the Trustees shall thereupon be discharged from all further liabilities and duties with respect to the Trust or the terminated Series, and the rights and interests of all Shareholders of the Trust or the terminated Series shall thereupon cease.

                  RESOLVED, that Section 8.3(c) of ARTICLE VIII of the Trust's Declaration of Trust be, and it hereby is, amended to read, in its entirety, as follows:

                  Section 8.3(c). Subject to the foregoing, any amendment shall be effective as provided in the instrument containing the terms of such amendment or, if there is no provision therein with respect to effectiveness, upon the execution of such instrument and of a certificate (which may be a part of such instrument) executed by a Trustee or officer to the effect that such amendment has been duly adopted. Copies of the amendment to this Declaration shall be filed as specified in
                  Section 1 of ARTICLE X. A restated Declaration, integrating into a single instrument all of the provisions of the Declaration which are then in effect and operative, may be executed from time to time by a majority of the Trustees and shall be effective upon filing as specified in Section 1 of
                  ARTICLE X.



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                  RESOLVED, that Section 10.1 of ARTICLE X of the Trust's
         Declaration of Trust be, and it hereby is, amended to read, in its entirety, as follows:

                  Section 10.1. A copy of this Declaration and of each amendment hereto shall be filed by the Trustees with the Secretary of the Commonwealth of Massachusetts and the Boston City Clerk, as well as any other governmental office where such filing may from time to time be required. Anyone dealing with the Trust may rely on a certificate by an officer or Trustee of the Trust as to whether or not any such amendments to this Declaration have been made and as to any matters in connection with the Trust hereunder, and with the same effect as if it were the original, may rely on a copy certified by an officer or Trustee of the Trust to be a copy of this Declaration or of any such amendments.


Dated:  May 20, 1996                        By:             /s/
                                               -------------------------------
                                               Dianne E. O'Donnell
                                               Vice President and Secretary
                                               PaineWebber Investment Trust II


New York, New York  (ss)